Exhibit.99.1

Farmers & Merchants Bancorp (FMCB) Announces New Board Member

Farmers & Merchants Bancorp (OTCQX: FMCB) announced today that Deborah Skinner was appointed to the Board of Directors effective January 15, 2025. Ms. Skinner served as Executive Vice President and Chief Administrative Officer of the Company for 24 years until her retirement from the Company on December 31, 2024.

Ms. Skinner brings to the Board of Directors the skills honed over her 40-year banking career culminating in her 24 years as EVP and Chief Administrative Officer at Farmers & Merchants Bank of Central California.  In this role, Ms. Skinner oversaw Information Technology, Loan and Deposit Operations, Call Center, Electronic Banking, Compliance, BSA/Fraud, and Treasury Management Operations. During her long career in financial services, she also made significant contributions to the banking industry, having served on the Board of Directors and Executive Committee of the California/Western Bankers Association for many years. She also completed a one-year term as Chairman of this organization. Additionally, Ms. Skinner has been a long-term member of the American Bankers Association Cyber and Information Security Working Group. Throughout her career Ms. Skinner has actively supported local communities by raising funds for United Way, and other local charities, and providing financial literacy training.

Prior to joining F&M Bank, Ms. Skinner held the position of Executive Vice President and Chief Operations Officer of Union Safe Deposit Bank in Stockton, California, as well as key roles at Stockton Savings Bank, Fannie Mae and American Savings and Loan. She earned her Bachelor of Arts degree in Business Administration from the University of Washington.

"On behalf of the Board of Directors, I want to welcome Debbie to the Board. She brings a wealth of professional experience, leadership and commitment to exceptional corporate governance practices to our Board,” said Kent A. Steinwert, Chairman, President and Chief Executive Officer of FMCB. “Debbie has extensive knowledge of the regulatory and risk environment and information systems. She has a deep understanding of the Bank’s established culture of operating with integrity and commitment to our communities. I look forward to working with her as we continue to serve the needs of the Company’s five key constituents, which are the shareholders, customers, employees, communities and government, in a balanced manner.”

Exhibit 99.1
About Farmers & Merchants Bancorp

Farmers & Merchants Bancorp, trades on the OTCQX under the symbol FMCB, and is the parent company of Farmers & Merchants Bank of Central California, also known as F&M Bank.  Founded in 1916, F&M Bank is a locally owned and operated community bank, which proudly serves California through 33 convenient locations. F&M Bank is financially strong, with $5.4 billion in assets, and is consistently recognized as one of the nation's safest banks by national bank rating firms. The Bank has maintained a 5-Star rating from BauerFinancial for 34 consecutive years, longer than any other commercial bank in the State of California.

Farmers & Merchants Bancorp has paid dividends for 89 consecutive years and has increased dividends for 59 consecutive years. As a result, Farmers & Merchants Bancorp is a member of a select group of only 56 publicly traded companies referred to as “Dividend Kings,” and is ranked 17th in that group based on consecutive years of dividend increases. A “Dividend King” is a stock with 50 or more consecutive years of dividend increase.

In August 2024, Farmers & Merchants Bancorp was named by Bank Director’s Magazine as the #2 best performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2023. Last year the Bank was named by Bank Director’s Magazine as the #1 best performing bank in the nation across all asset categories in their annual “Ranking Banking” study of the top performing banks for 2022.

In April 2024, F&M Bank was ranked 6th on Forbes Magazine’s list of "America’s Best Banks" in 2023. Forbes’ annual “America’s Best Banks” list looks at ten metrics measuring growth, credit quality, profitability, and capital for the 2023 calendar year, as well as stock performance in the 12 months through March 18, 2024.

In December 2023, F&M Bank was ranked 4th on S&P Global Market Intelligence's “Top 50 List of Best-Performing Community Banks” in the US with assets between $3.0 billion and $10.0 billion for 2023. S&P Global Market Intelligence ranks financial institutions based on several key factors including financial returns, growth, and balance sheet risk profile.

In October 2021, F&M Bank was named the “Best Community Bank in California” by Newsweek magazine. Newsweek’s ranking recognizes those financial institutions that best serve their customers’ needs in each state. This recognition speaks to the superior customer service the F&M Bank team members provide to its clients.

F&M Bank is the 15th largest bank lender to agriculture in the United States. F&M Bank operates in the mid-Central Valley of California, including Sacramento, San Joaquin, Solano, Stanislaus, and Merced counties and the east region of the San Francisco Bay Area, including Napa, Alameda and Contra Costa counties.

Exhibit 99.1
F&M Bank was inducted into the National Agriculture Science Center’s “Ag Hall of Fame” at the end of 2021 for providing resources, financial advice, guidance, and support to the agribusiness communities as well as to students in the next generation of agribusiness workforce. F&M Bank is dedicated to helping California remain the premier agricultural region in the world and will continue to work with the next generation of farmers, ranchers, and processors. F&M Bank remains committed to servicing the needs of agribusiness in California as has been the case since its founding over 108 years ago.

F&M Bank offers a full complement of loan, deposit, equipment leasing and treasury management products to businesses, as well as a full suite of consumer banking products. The FDIC awarded F&M Bank the highest possible rating of "Outstanding" in their last Community Reinvestment Act (“CRA”) evaluation.

Forward-Looking Statements

This press release may contain certain forward-looking statements that are based on management's current expectations regarding the Company’s financial performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements in this press release include, without limitation, statements regarding management changes and their anticipated impact on the Company and its ability to execute on strategic objectives. These forward-looking statements are subject to risks and uncertainties, many of which are outside of our control, and which could cause future events or results to be materially different from those stated or implied in this document. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the risk factors and other important factors detailed in the Company’s Form 10-K, Form 10-Qs, and various other securities law filings made periodically by the Company, copies of which are available from the Company’s website. The Company undertakes no obligation to publicly update these forward-looking statements whether as a result of new information, future developments or otherwise, except as required by applicable law.

For more information about Farmers & Merchants Bancorp and F&M Bank, visit fmbonline.com.